Exhibit 2

Execution Version

CONTINGENT SALE AND ASSIGNMENT OF ECONOMIC INTEREST

This Contingent Sale and Assignment of Economic Interest Agreement (this “Agreement”) is entered as of February 12, 2015 by and among Cohen Sponsor Interests, LLC (the “Company”), Ithan Creek Master Investors (Cayman) L.P. (“Investor”) and Daniel G. Cohen (“Cohen”).

RECITALS

WHEREAS, the Company holds membership interests (as defined below) in FinTech Investor Holdings, LLC (the “Sponsor”) which represent interests in shares of common stock (“Common Stock”) of FinTech Acquisition Corp. (“FinTech”) (such membership interests are referred to herein as “Founder Share Membership Interests”);

WHEREAS, the shares of Common Stock held by the Sponsor are or will be subject to certain restrictions on transfer (the “Transfer Restrictions”) as set forth in Section 4.01(b)(ii) of the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as of February 4, 2015, as may be amended from time to time (the “Sponsor LLC Agreement”) and Section 3(b) of the Letter Agreement to be entered into by and among FinTech, its officers, its directors, certain of its stockholders and the Sponsor (the “Letter Agreement”), and will be subject to certain other transfer and other restrictions under the Letter Agreement;

WHEREAS, the Company desires to sell to Investor, and Investor wishes to purchase 100,000 shares of Common Stock (the “Assigned Shares”), to be transferred to the Investor upon lapse of the applicable Transfer Restrictions;

WHEREAS, prior to the transfer of the Assigned Shares to Investor, the Company desires to assign an economic interest in the Assigned Shares to Investor; and

WHEREAS, Cohen is the sole member and the managing member of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor, the Company and Cohen hereby agree as follows:

1.              Certain Defined Terms.

1.1.         “Initial Business Combination” shall mean the initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination between FinTech and one or more businesses.

1.2.         “IPO” shall mean the initial public offering of FinTech’s units, each unit consisting of shares of Common Stock and warrants to purchase shares of Common Stock.

1.3.         “Founder Shares” shall mean the 2,403,333, shares of Common Stock held by the Sponsor as of the date hereof.

1.4.         “Lockup Expiration Date” shall mean the date that is 180 days after the effective date of the Underwriting Agreement for IPO.

1.5.         “Registration Rights Agreement” shall mean that certain Registration Rights Agreement to be entered into at the closing of the IPO, by and among each of FinTech, the Sponsor, Cantor Fitzgerald & Co. and certain other stockholders of the Company.

1.6.         “Restriction Expiration Date” shall mean, with respect to any shares of Common Stock held by the Sponsor, the date on which the Transfer Restrictions no longer apply to such shares of Common Stock.

1.7.         “Subsequent Acquisition” shall mean any transaction by FinTech following FinTech’s Initial Business Combination that (1) results in FinTech’s stockholders having the right to exchange their shares for cash or other securities or (2) involves a consolidation, merger or other change in the majority of FinTech’s board of directors or management team in which FinTech is the surviving entity.

1.8.         “Underwriter’s Lock Up” shall mean the restrictions set forth in Section 4 of the Letter Agreement.

2.              Terms of Sale and Purchase.

2.1.         Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Investor hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Investor an aggregate of 100,000 Founder Shares, and the Company agrees to assign to Investor the Economic Interest (as defined below), for aggregate consideration of $1,474.43 (the “Purchase Price”).

2.2.         Consideration.  Investor shall pay to the Company an amount equal to the Purchase Price within three Business Days following the date of this Agreement.  Investor shall deliver the Purchase Price to the Company in immediately available funds by wire transfer.

2.3.         Transfer(s) of Common Stock upon Lapse of Transfer Restrictions.  The Company’s obligation to transfer Assigned Shares to Investor is contingent upon the expiration of the Transfer Restrictions with respect to such shares, the expiration of the Underwriter’s Lockup and the delivery by Investor of the Purchase Price in accordance with this Agreement.  The Assigned Shares shall be transferred to Investor as follows:

2.3.1.                  If any Restriction Expiration Date(s) occur(s) prior to the Lockup Expiration Date, the Company shall, within 15 days following the Lockup Expiration Date, transfer to Investor all of the Company’s right, title and interest in a number of Founder Shares equal to the product of (a) 20,000 multiplied by (b) the number of Restriction Expiration Dates that occurred prior to the Lockup Expiration Date, up to a maximum of 100,000 Founder Shares.

2.3.2.                  For any Restriction Expiration Dates occurring subsequent to the Lockup Expiration Date, the Company shall, within 15 days following each applicable Restriction Expiration Date,  transfer to Investor all of the Company’s right, title and interest in 20,000 Founder Shares, until the Company has transferred to Investor pursuant to Sections 2.3.1 and 2.3.2 an aggregate of 100,000 shares of Common Stock.

2.3.3.                  Subject to and contingent upon the consummation of a Subsequent Acquisition, within 15 days following the closing date of a Subsequent Acquisition, the Company shall transfer to Investor all of the Company’s right, title and interest in a number of shares of Common Stock equal to 100,000 shares less the aggregate number of shares of Common Stock previously transferred to Investor pursuant to this Agreement.

2.3.4.                  Subject to Sections 2.4 and 2.6 hereof, for the avoidance of doubt, in no event shall the aggregate number of shares of Common Stock transferred by the Company to Investor pursuant to this Agreement exceed 100,000 shares.

2.4.         Adjustment to Share Amounts.  If at any time the number of outstanding shares of Common Stock is increased or decreased by a consolidation, combination, stock split, reverse stock split or reclassification of Common Stock or other similar event, then, as of the effective date of such consolidation, combination, stock split, reverse stock split, reclassification or similar event, the number of shares of Common Stock to be transferred to the Investor pursuant to this Agreement shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

2.5.         Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving FinTech in which the Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, in lieu of Common Stock, the Company shall transfer, with respect to each share of Common Stock to be transferred hereunder, upon the Company’s receipt thereof, the kind and amount of securities, cash or other property into which a share of Common Stock was converted or exchanged.

2.6.         Forfeiture in Connection with Initial Business Combination.  If the Sponsor forfeits or transfers Founder Shares held by it pursuant to Section 3.07 of the Sponsor LLC Agreement, and as a result the number of Founder Shares in which the Company has an interest is reduced to less than 100,000 Founder Shares, the maximum aggregate number of Founder Shares to be transferred to Investor pursuant to this Agreement shall be equal to the number of Founder Shares in which the Company holds an interest immediately following the forfeiture pursuant to Section 3.07 of the Sponsor LLC Agreement.

2.7.         Other Documents. At the time of each transfer of Assigned Shares hereunder, the Company shall deliver to the Investor original stock certificates evidencing such Assigned Shares, together with a stock power assigning all of the Company’s right, title and interest in and to such Assigned Shares to the Investor (such obligation may also be satisfied by the delivery to the Investor of newly issued stock certificates of FinTech for such Assigned Shares registered in the name of the Investor).  The parties to this Agreement agree to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

2.8.         Assignment of Registration Rights.  Concurrently with each transfer of Founder Shares to Investor under this Agreement, the Company shall assign all of its rights, duties and obligations with respect to such transferred Founder Shares under the Registration Rights Agreement and hereby represents and confirms to the Investor that, upon the Investor’s receipt of such Founder Shares, (i) the Investor shall be a “Holder” under the Registration Rights Agreement and (ii) the transferred Founder Shares shall be “Registrable Securities” under the Registration Rights Agreement.  The Company shall provide written notice to FinTech of such assignment in accordance with Section 5.2.5 of the Registration Rights Agreement.  Investor shall provide to FinTech a written agreement in accordance with Section 5.2.5 of the Registration Rights Agreement agreeing to be bound by the terms and provisions of the Registration Rights Agreement as a “Holder” thereunder with respect to the Assigned Shares (upon acquisition thereof) as “Registrable Securities” thereunder.

2.9.         Termination.  This Agreement and each of the obligations of the undersigned shall terminate on earlier of (a) the fulfillment of all obligations of parties hereto or (b) the liquidation or dissolution of FinTech.

3.              Assignment of Economic Interest.

3.1.         The Company hereby assigns to Investor all of its economic right, title and interest in and to 100,000 Founder Shares represented by Founder Share Membership Interests held by the Company (the “Economic Interest”), subject to adjustment as set forth in Sections 3.2 and 3.3.  The Economic Interest represents the Company’s right to receive dividends and other distributions made by the Sponsor pursuant to Section 4.01 of the Sponsor LLC Agreement allocated to 100,000 of the Founder Shares represented by Founder Membership Interests held by the Company.

3.2.         The number of Founder Shares underlying the Economic Interest shall initially be 100,000 shares and, effective as of the date of any transfer to Investor pursuant to Section 2.3, the number of Founder Shares underlying the Economic Interest shall be reduced by the number of shares so transferred.  Furthermore, if the Company’s interest in Founder Shares is reduced to less than 100,000 Founder Shares as described in Section 2.6, immediately following such reduction the number of Founder Shares underlying the Economic Interest shall be reduced by an amount equal to 100,000 less the number of Founder Shares in which the Company holds an interest.

3.3.         If at any time the number of outstanding shares of Common Stock is increased or decreased by a consolidation, combination, stock split, reverse stock split or reclassification of Common Stock or other similar event, then, as of the effective date of such consolidation, combination, stock split, reverse stock split, reclassification or similar event, the number of shares of Common Stock underlying the Economic Interest shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

3.4.         Investor acknowledges and agrees that it is not a member of the Sponsor or the Company, it has no right to vote on matters of the Company or to vote with respect to any Assigned Shares, and it has no right to vote Founder Shares prior to transfer of any such shares to Investor pursuant to this Agreement.

3.5.         Investor acknowledges and agrees that if Investor has a right pursuant to its Economic Interest to receive any dividends or other distributions paid in Common Stock or other non-cash property that is subject to the Transfer Restrictions and/or the Underwriters’ Lockup, the Company shall transfer all of its right, title and interest in such dividends or distributions to Investor upon the later of the expiration of Underwriters’ Lockup or the date on which the applicable Transfer Restrictions lapse.

4.              Representations and Warranties of Investor.  Investor represents and warrants to, and agrees with, the Company that:

4.1.         No Government Recommendation or Approval.  Investor understands that no federal or state agency has passed upon or made any recommendation or endorsement of the Company or the offering of the Assigned Shares.

4.2.         Accredited Investor.  Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges that the sale contemplated hereby is being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law.

4.3.         Intent.  Investor is purchasing the Assigned Shares solely for investment purposes, for such Investor’s own account (and/or for the account or benefit of its members or affiliates, as permitted), and not with a view to the distribution thereof and Investor has no present arrangement to sell the Assigned Shares to or through any person or entity except as may be permitted hereunder.

4.4.         Restrictions on Transfer; Trust Account Redemption Rights.

4.4.1.            Investor acknowledges and agrees that, prior to their transfer hereunder, the Assigned Shares are subject to the Transfer Restrictions and certain other restrictions as set forth in the Letter Agreement.

4.4.2.            Investor acknowledges and agrees that the Founder Shares that are to be transferred to Investor pursuant to this Agreement are not entitled to, and have no right, interest or claim of any kind in or to, any monies held in the Trust Account or distributed as a result of any liquidation of the Trust Account.

4.4.3.            Investor waives, with respect to any Founder Shares transferred to Investor pursuant to this Agreement, any redemption rights it may have (i) in connection with the consummation of an Initial Business Combination, (ii) if FinTech fails to consummate its Initial Business Combination or liquidates within 18 months from the completion of the Offering or (iii) if the FinTech seeks an amendment to its amended and restated certificate of incorporation that would affect the substance or timing of FinTech’s obligation to redeem 100% of shares sold in the IPO.

4.4.4.            Investor acknowledges and understands the Assigned Shares are being offered in a transaction not involving a public offering in the United States within the meaning of the Securities Act and have not been registered under the Securities Act and, if in the future Investor decides to offer, resell, pledge or otherwise transfer the Assigned Shares, such Assigned Shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.  Investor agrees that, if any transfer of its Assigned Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Investor may be required to deliver to FinTech an opinion of counsel satisfactory to FinTech that registration is not required with respect to the Assigned Shares to be transferred. Absent registration or another available exemption from registration, Investor agrees it will not transfer the Assigned Shares.

4.5.                Sophisticated Investor.  Investor is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Assigned Shares.

4.6.                Risk of Loss.  Investor is aware that an investment in the Assigned Shares is highly speculative and subject to substantial risks.  Investor is cognizant of and understands the risks related to the purchase of the Assigned Shares, including those restrictions described or provided for in this Agreement, the Sponsor LLC Agreement and the Letter Agreement pertaining to transferability.  Investor is able to bear the economic risk of its investment in the Assigned Shares for an indefinite period of time and able to sustain a complete loss of such investment.

4.7.                Independent Investigation.  Investor, in making the decision to purchase the Assigned Shares, has relied upon an independent investigation of FinTech and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company or any other representatives or agents of the Company, other than as set forth in this Agreement. Investor is familiar with the business, operations and financial condition of FinTech and has had an opportunity to ask questions of, and receive answers from FinTech’s management concerning FinTech and the terms and conditions of the proposed sale of the Assigned Shares and has had full access to such other information concerning FinTech as Investor has requested. Investor confirms that all documents that it has requested have been made available and that Investor has been supplied with all of the additional information concerning this investment which Investor has requested.

4.8.                Organization and Authority.  Investor is duly organized and existing under the laws of the Cayman Islands and it possesses all requisite power and authority to purchase the Assigned Shares, enter into this Agreement and perform all the obligations required to be performed by Investor hereunder.

4.9.                Authority. This Agreement has been validly authorized, executed and delivered by Investor and is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

4.10.         No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Investor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Investor’s organizational documents, (ii) any agreement or instrument to which Investor is a party or (iii) any law, statute, rule or regulation to which Investor is subject, or any order, judgment or decree to which Investor is subject.

4.11.         No Legal Advice from Company.  Investor has had the opportunity to review this Agreement and the transactions contemplated by this Agreement, the Sponsor LLC Agreement and the form of Letter Agreement with Investor’s own legal counsel and investment and tax advisors.  Except for any statements or representations of the Company made in this Agreement, Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

4.12.         Reliance on Representations and Warranties.  Investor understands the Assigned Shares are being offered and sold to Investor in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth in this Agreement in order to determine the applicability of such provisions.

4.13.         No General Solicitation.  Investor is not subscribing for the Assigned Shares as a result of or subsequent to any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

4.14.         Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by Investor in connection with the purchase of the Assigned Shares nor is Investor entitled to or will accept any such fee or commission.

5.              Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, Investor that:

5.1.                Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The Company has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Investor) constitutes the Company’s legal, valid and binding obligation, enforceable against The Company in accordance with its terms.

5.2.                Organization and Qualification. The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and assets and to carry on its business as now being conducted.

5.3.                Title to Securities.  The Assigned Shares, immediately prior to the transfer to Investor, will be owned of record and beneficially by the Company, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind.   The Assigned Shares, when transferred to the Investor as provided herein, will be free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions under applicable securities laws).

5.4.                No Conflicts.  The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Company’s certificate of formation or limited liability company agreement in effect as of the date hereof, (ii) conflict with, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or (iii) violate any law statute, rule or regulation to which the Company is subject or any order, judgment or decree to which the Company is subject. Other than any SEC or state securities filings which may be required to be made by the Company subsequent to the transfer of Assigned Shares, and any registration statement which may be filed pursuant thereto, the Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement or transfer the Assigned Shares in accordance with the terms hereof.

5.5.                No General Solicitation.  The Company has not offered the Assigned Shares by means of any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

5.6.                Sophisticated Investor.  The Company is sophisticated in financial matters and able to evaluate the risks and benefits of selling the Assigned Shares.

5.7.                Independent Investigation.  The Company, in making the decision to sell the Assigned Shares, has relied upon an independent investigation of FinTech and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Investor or any other representatives or agents of the Investor, other than as set forth in this Agreement. The Company is familiar with the business, operations and financial condition of FinTech and has had an opportunity to ask questions of, and receive answers from FinTech’s management concerning FinTech and the terms and conditions of the proposed sale of the Assigned Shares and has had full access to such other information concerning FinTech as the Company has requested. The Company confirms that all documents that it has requested have been made available and that the Company has been supplied with all of the additional information concerning this transaction which the Company has requested.  The Company acknowledges and understands that the Purchase Price was determined through arms-length negotiations between the Company and the Investor and may not reflect the current fair market value of the Assigned Shares and the Assigned Shares may increase in value after the date hereof and that the Company shall not realize the upside potential with respect to the Assigned Shares.

5.8.                No Legal Advice from the Investor.  The Company has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Company’s own legal counsel and investment and tax advisors.  Except for any statements or representations of the Investor made in this Agreement, the Company is relying solely on such counsel and advisors and not on any statements or representations of the Investor or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

5.9.                Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by the Company in connection with the sale of the Assigned Shares nor is the Company entitled to or will accept any such fee or commission.

5.10.   Transfer Restrictions.  Until termination of this Agreement, the Company shall not transfer any of its Founder Share Membership Interests.

5.11.   Reliance on Representations and Warranties.  The Company understands and acknowledges that the Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company set forth in this Agreement.

6.              Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.  With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the jurisdiction of the federal or state courts located in the Borough of Manhattan in New York City, which submission shall be exclusive.

7.              Assignment; Entire Agreement; Amendment

7.1.                Assignment. Any assignment of this Agreement or any right, remedy, obligation or liability arising hereunder by either the Company or Investor to any person that is not an affiliate of such party shall require the prior written consent of the other party.

7.2.                Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

7.3.                Amendment.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

7.4.         Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

8.              Notices.  Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile or other electronic transmission with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other.  Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2nd-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by electronic mail, when directed to an electronic mail address at which the party has provided to receive notice; and (b) if by any other form of electronic transmission, when directed to such party.

9.              Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.       Survival; Severability

10.1.         Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the closing of the transactions contemplated hereby.

10.2.         Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.       Headings.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.       Cohen Obligations.  Cohen represents that he is the sole member and the managing member of the Company.  Cohen hereby agrees to cause the Company to take all actions necessary for the Company to comply with its obligations under this Agreement.

13.       No Publicity. The Company agrees that it will not, without the prior written consent of the Investor, publicly disclose the name of the Investor or any of its affiliates or investment advisors.

14.       Non-Circumvention.  Each of the Company and Cohen hereby covenants and agrees that such party will not, by amendment of the Company’s limited liability company agreement or the Sponsor LLC Agreement or through any reorganization, transfer of assets, transfer of equity interests, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Agreement, and will at all times in good faith carry out all of the provisions of this Agreement and take all action as may be required to protect the rights of the Investor hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COHEN SPONSOR INTERESTS, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Managing Member

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.

By: Wellington Management Company LLP, as investment adviser

By:	/s/ Emily Babalas
	Name:	Emily D. Babalas
	Title:	Vice President and Counsel

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen

[Signature Page to Wellington Contingent Sale Agreement]